UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On July 25, 2013, MGP Ingredients, Inc. (the “Company”) issued a letter to stockholders from John R. Speirs, the Chairman of the Company’s Board of Directors, a copy of which is filed herewith as Exhibit 1. The following persons are deemed “Participants” in the solicitation of proxies in connection with the information filed herewith by virtue of their position as directors of the Company: John E. Byom, Michael Braude, Cloud L. Cray, Gary Gradinger, Linda E. Miller, Timothy W. Newkirk, Daryl R. Schaller, Karen Seaberg, and John R. Speirs. Timothy W. Newkirk and Donald P. Tracy are also each a “Participant” in the solicitation by virtue of their position as executive officers of the Company.

Exhibit 1

DRIVING VALUE FOR OUR STOCKHOLDERS. A Candid Conversation with John R. Speirs Chairman Of MGP Ingredients, Inc.

“We are heavily invested in the Atchison community. The bottom line is a stronger MGP is better for Atchison, and our stockholders, and we’ve done a lot to make sure MGP remains strong for many years to come.” John R. Speirs Chairman of the Board

WHAT IS YOUR BACKGROUND AND WHY DID YOU JOIN MGP? I have been fortunate to serve on the MGP Board since 2004 and as Chairman since 2009. I was very familiar with MGP through my work with them as a client of Stellus Consulting, a Minneapolis-based strategy consulting firm I co-founded, as well as through my 35 years of leadership experience across companies in the food and alcohol industries including, Diageo PLC, Pillsbury and Lever Brothers. Bud Cray, the Chairman at the time, and Ladd Seaberg, the CEO, asked me to join the Board, which I did because I had tremendous respect for them and MGP, and I was excited about its future potential. Importantly, I also appreciated that the founding Cray family wanted to bring in professional leadership to help take MGP to the next level and ensure ALL stockholders would benefit. It was – and is today – a place where I felt my skills and experience could be put to good use helping a great company grow and succeed. WHAT ARE “INDEPENDENT” DIRECTORS AND WHY ARE THEY SO IMPORTANT AT MGP? Independent directors are members of the Board of Directors who are not part of the management team. In companies where there is a very large owner, like the Cray family at MGP, independent also means people who are not in some way connected with the family. In a company like MGP, where the Cray family controls over 90% of the preferred stock and owns 27.5% of the common stock, it’s especially important that independent directors have a voice and are able to speak for and act in the best interests of all stockholders. Because they control nearly all of the “preferred” shares, the Cray Group can elect five of the nine directors on the Board. That means they can pick whomever they want for those five seats and common stockholders like you can do nothing about it. This year, three Board seats are up for election – two that the Cray family controls and one that common stockholders can vote on. The seat I am in is the only one over which common stockholders have a say this year, and now the Cray Group wants to fill that seat with their own hand-picked nominee. Also, several of the Cray Group’s proposed governance changes, if adopted all together, would give the Cray Group the ability to dismiss and elect directors whenever they want for any reason. We believe that the governance changes and Board nominations, together with their control over the preferred stock, would give the Cray Group a clear path to asserting dominance over MGP, which would undermine the very independence that must exist at public companies. In our view, MGP would become a quasi-private, family-run company and common stockholders would get nothing in return for handing the Cray Group the keys to MGP. All of the directors on the Board, except apparently for the two Cray family representatives, firmly believe stockholders should act to make sure strong, independent voices remain on MGP’s Board. Remember, Mrs. Seaberg and the Cray Group previously thought that your independent directors were valuable to MGP because they voted them onto the current Board. In the end, I believe a stronger MGP is better for our stockholders, customers, employees and community and that’s what my fellow independent directors and I are trying to achieve. A CANDID CONVERSATION WITH JOHN R. SPEIRS Chairman of MGP Ingredients, Inc.

HOW ARE YOU AND THE OTHER INDEPENDENT DIRECTORS CREATING VALUE AT MGP? For many years, despite doing somethings right, MGP didn’t make important investments in its physical plant, technology and employees, leaving it at a significant competitive disadvantage. MGP was not prepared to adapt to the changing economy. Over the past few years, my fellow independent directors and I, along with our talented management team, have changed that. MGP’s focus for much of its existence has been on the production and commercialization of beverage and industrial grade alcohol and specialty wheat proteins and wheat starches for both food and non-food uses. That business served MGP well for years, but with greater competition and severe swings in commodity prices it wasn’t generating the profits it used to. It was time to look for new opportunities. We saw those opportunities in higher value added products in the premium alcohol business, like bourbons and whiskeys. I know this business very well through my years in the spirits industry, and I knew it represented an opportunity to break away from commodity influence and solidify MGP as a serious competitor in premium spirits and flavor innovations where the profits are higher, there are fewer competitors, and MGP has a solid starting position. So we have focused on premium distilled spirits, as well as nutritional health innovations, while also ensuring we remain a low cost industrial alcohol producer. We have been able to make these strategic changes while improving the systems and accountability throughout the organization enabling us to increase the return we generate on our assets from about 6% between 2005 and 2009 to over 18% from 2010 to 2013. Just like in any transformation, there have been highs and lows, but we firmly believe MGP is on the right path and we are seeing results. We are doing more business with existing customers and serving important new customers. Over the past four years, we have nearly doubled our mix of high value added sales, increasing from an average of 44% between 2005 and 2009 to an average of 82% from 2010 to 2013. The first quarter of 2013 marked MGP’s fourth consecutive quarter of growth in income from operations, reaching $1.2 million compared to a loss of $2.3 million in the prior year and over the same period our percentage of profit on sales more than doubled from 3% to 8%. These are early signs, but significant ones, and we believe the beginning of MGP’s return to sustainable profitability, long-term growth and driving value for ALL stockholders. HOW IS MGP SUPPORTING ITS BUSINESS AND COMMUNITIES LIKE ATCHISON? Part of our strategic shift included investing in the business, which in turn was an investment in the communities where we operate. For example, this Board directed the investment of $27 million into the expansion and upgrade of MGP’s facilities in Atchison, including the construction of a Technical Innovation Center and the installation of a $10 million closed-circuit water cooling system to bring MGP into compliance with environmental emissions standards. We also made additional investments beyond the $27 million in important quality and safety upgrades and improved our financial reporting systems so we could manage the business better. As a result, our operations run at higher profitability, use less energy and we utilize our assets more efficiently. We are heavily invested in the Atchison community. The bottom line is a stronger MGP is better for Atchison, and our stockholders, and we’ve done a lot to make sure MGP remains strong for many years to come. IS IT TRUE YOU ARE YOU TRYING TO SELL MGP AND LEAVE ATCHISON? As independent directors we have been very clear, for as long as we remain directors, we plan to keep MGP headquartered in Atchison. We believe a strong MGP is good for Atchison, our employees, our customers and our stockholders. We have undertaken considerable efforts to strengthen MGP’s position with that in mind.

We also recognize the need to continually evolve. To ensure we are exploring all avenues to maximizing value for stockholders, the independent members of the Board are looking at everything to make sure we are on the path that will create the most value. Contrary to the Cray Group’s statements, this does not necessarily mean MGP, or even pieces of the business will be sold. HOW DO YOU RESPOND TO THE CRAY GROUP’S CRITICISMS OF MGP’S CEO, TIM NEWKIRK? Tim is an excellent CEO. He has led MGP through a number of important changes and helped to establish a path to future growth for the company. Tim is a long-time veteran of MGP and an Atchison “lifer.” He has worked his way up from distillery shift manager through various operating roles before being selected by the Board, including by Bud and Karen, to take over as MGP’s first non-family member CEO. He knows this business inside and out, probably more than anyone else at MGP. He has successfully overseen the implementation of our strategy, including process improvements across nearly every aspect of the business and the acquisition of our Lawrenceburg distillery. He has worked hard to create an open, supportive and performance-focused culture at MGP, and as a result has attracted and retained top talent with experience from large consumer packaged goods companies. In addition, he has motivated and excited the team with the new direction we’ve been taking the company leading to low levels of employee departures. And this is not just our viewpoint. The Board has received comments from our customers, suppliers and the banks that provide our financing praising Tim and his management team for MGP’s strategy and the progress they have made in implementing it. We are at a critical juncture in MGP’s transformation. Even Karen Seaberg acknowledges that we are on the right path. We are seeing the focus on premium products gain traction and the early returns are coming in now. To switch management at this point and lose an important architect of the reinvigorated business we believe would be detrimental to MGP, to you as a common stockholder, and to Atchison. All of us independent directors recognize the contributions Tim has made to MGP and we also have worked hard to make sure that compensation for Tim and the other executives aligns their pay with performance. Establishing the high levels of performance and personal accountability that stockholders expect from a public company has been an important part of our transformation. Karen and Bud have been part of those discussions and approved (not just once, but twice in the last year) the very pay packages they are now criticizing. It is puzzling that Mrs. Seaberg, as the leader of the Cray Group, has so suddenly turned on management, especially since the Cray family themselves openly supported Tim to be the first non-family member CEO of MGP and furthermore, picked him to serve on the family’s trust. HOW CAN I BEST SUPPORT MGP? Vote the WHITE proxy card. We sent you one of these cards with our proxy statement and there’s another one with this mailing. You can use either of them. You’ll see on the WHITE card instructions for how to vote in three different ways. You can pick to vote by telephone, Internet, or by mail. Under no circumstances should you use the Cray Group’s gold proxy card. You can put it in the recycling bin. Thank you for taking the time to stay informed. We appreciate your continued support of MGP and urge you to vote the WHITE proxy card today. Sincerely, JOHN R. SPEIRS Chairman of the Board

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxy votes: Innisfree M&A Incorporated Stockholders Call Toll-Free: (888) 750-5834 Banks and Brokers Call: (212) 750-5833 VOTE THE WHITE CARD TODAY FORWARD-LOOKING STATEMENTS SAFE HARBOR This letter contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential” and/or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and MGP undertakes no obligation to publicly update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or Indiana Distillery, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the viability of the Illinois Corn Processing, LLC (“ICP”) joint venture and its ability to obtain financing, (vii) our ability to maintain compliance with all applicable loan agreement covenants, (viii) our ability to realize operating efficiencies, (ix) actions of governments, (x) and consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery and Ingredient segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2012. IMPORTANT ADDITIONAL INFORMATION MGP Ingredients, Inc., its directors, and certain of its officers are participants in the solicitation of proxies from MGP stockholders in connection with MGP’s 2013 Annual Meeting of Stockholders. Important information concerning the identity and interests of these persons is available in the definitive proxy statement that MGP filed with the SEC on April 11, 2013 as subsequently supplemented or amended, including the amended definitive materials dated July 12, 2013. The definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning MGP are available free of charge at www.sec.gov and www.mgpingredients.com. Stockholders should carefully read the definitive proxy statement, including supplements there to, before making any voting decision.